Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CanArgo Announces Preliminary Unaudited 2008 Year End Results
February 28, 2008 – Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, NYSE ALTERNEXT: CNR.BC) today announced its preliminary unaudited consolidated results of operations for the fiscal year ended December 31, 2008.
Operating Revenues from Continuing Operations for 2008 increased by approximately 29% over 2007 to $9.3 million. The increase in revenue was attributable to an increase in the realised price for its oil sold offset partially by lower volumes of oil sold at the Ninotsminda Field in Georgia.
The Company reported a net loss for 2008 of $57.8 million compared to a net loss for 2007 of $53.8 million. This was due to lower Income from Discontinued Operations, net of taxes and minority interest offset partially by improved Losses from Continuing Operations before taxes.
Operating Loss from Continuing Operations for 2008 increased to $54.2 for 2008 compared to $46.6 million in 2007. This was due higher Field Operating Expenses, Direct Project Costs, Depreciation, Depletion and Amortization and Impairment of Oil and Gas Properties, Ventures and Other Assets, partially offset by improved Operating Revenues from Continuing Operations and lower Selling, General and Administrative Expenses.
The Company performed its annual assessment of its costs classified as unproved property to determine if they should be transferred to the cost pool. After evaluating a number of factors including the length of time that these costs remained classified as unproved property, the Company determined that all of the $9.4 million relating to exploration properties should be moved to the cost pool. The Brent spot price for crude oil of $36.45 as at December 31, 2008 (compared to $94.00 as at December 31, 2007) contributed significantly to a revised estimate of value of the Company’s proved reserves as assessed by the Company’s independent reserve engineers, although the volume of these reserves were not significantly reassessed. Subsequently, the quarterly “ceiling test” determined that the net capitalized costs in the cost pool should be impaired to $nil and this was reflected by a $51.7m charge to Impairment of Oil and Gas Properties, Ventures and Other Assets in the last quarter of 2008.
The information set forth herein is preliminary in nature, has been prepared by management and has not been audited by the Company’s auditors. Accordingly, such information does not necessarily reflect financial results of operations that may be reportable after completion of an audit and, while management is reasonably confident that such information is materially accurate, such preliminary results may be subject to change and should not be regarded as a definitive report on results of operations of the Company for the 2008 fiscal year.
As previously reported, the Company is currently in default in making interest payments under its outstanding Senior Subordinated Convertible Guaranteed Notes, due September 1, 2009 and its 12% Subordinated Convertible Guaranteed Notes, due June 28, 2010. The Company is continuing its negotiations with certain of the Note holders with a view to addressing such defaults. There can be no assurance, however, that such negotiations will be successfully concluded.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
US and NORWAY
Eric Cameron, Christopher Rodsten, Fredrik Tangeraas
Gambit Hill & Knowlton AS
Tel: +47 96 62 55 94
Email: canargo@hillandknowlton.com

Consolidated Condensed Statement of Operations
Expressed in United States dollars

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Operating Revenues from Continuing Operations:
Oil and gas sales	$1,123,146	$3,813,858	$9,319,803	$7,208,666

	1,123,146	3,813,858	9,319,803	7,208,666

Operating Expenses:
Field operating expenses	848,171	679,302	2,100,604	1,370,153
Direct project costs	205,229	146,859	790,849	662,798
Selling, general and administrative	1,724,375	1,836,212	5,979,564	7,163,951
Depreciation, depletion and amortization	814,608	1,076,285	2,950,882	2,592,531
Impairment of oil and gas properties, ventures and other assets	51,697,680	42,000,000	51,697,680	42,000,000

	55,290,063	45,738,658	63,519,579	53,789,433

Operating Loss from Continuing Operations	(54,166,917)	(41,924,800)	(54,199,776)	(46,580,767)

Other Income (Expense):
Interest income	1,186	65,156	42,034	315,302
Interest and amortization of debt discount and expense	(854,189)	(901,356)	(3,425,433)	(6,208,660)
Loss/Cost on debt extinguishment	—	—	—	(12,127,494)
Foreign exchange losses	163,676	(35,057)	(237,532)	(73,863)
Other	53,718	122,092	(19,143)	(639,104)

Total Other Expense	(635,609)	(749,165)	(3,640,074)	(18,733,819)

Loss from Continuing Operations Before Taxes	(54,802,526)	(42,673,965)	(57,839,850)	(65,314,586)
Income taxes	—	—	—	—

Loss from Continuing Operations	(54,802,526)	(42,673,965)	(57,839,850)	(65,314,586)
Net Income from Discontinued Operations, net of taxes and minority interest	91,097	43,687	56,195	11,537,372

Net Loss	$(54,711,429)	$(42,630,278)	$(57,783,655)	$(53,777,214)

Weighted average number of common shares outstanding
- Basic	248,335,465	241,245,192	243,369,300	239,442,275

- Diluted	248,335,465	241,245,192	243,369,300	239,442,275

Basic Net Income (Loss) Per Common Share
- from continuing operations	$(0.22)	$(0.18)	$(0.24)	$(0.27)
- from discontinued operations	$0.00	$0.00	$0.00	$0.05

Basic Net Income (Loss) Per Common Share	$(0.22)	$(0.18)	$(0.24)	$(0.22)

Diluted Net Income (Loss) Per Common Share
- from continuing operations	$(0.22)	$(0.18)	$(0.24)	$(0.27)
- from discontinued operations	$0.00	$0.00	$0.00	$0.05

Diluted Net (Income) Loss Per Common Share	$(0.22)	$(0.18)	$(0.24)	$(0.22)

Consolidated Balance Sheet
Expressed in United States dollars

	December 31,	December 31,
	2008	2007
	(Unaudited)	(Unaudited)

Cash and cash equivalents	$1,854,507	$6,869,381
Assets held for sale	144,252	71,294
Other current assets	882,694	1,231,979
Capital assets	1,395,095	51,304,619
Other Intangible assets	20,960	74,804

Total Assets	$4,297,508	$59,552,077

Liabilities held for sale	10,399	336,446
Other current liabilities	11,830,268	7,121,552
Long term liabilities	9,764,997	11,965,729
Stockholders’ equity (deficit)	(17,308,156)	40,128,350

Total liabilities and stockholders’ equity	$4,297,508	$59,552,077

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